Exhibit 10.46

THE NEIMAN MARCUS GROUP, INC.
GENERAL

CHANGE OF CONTROL SEVERANCE PLAN

THIS GENERAL CHANGE OF CONTROL SEVERANCE PLAN, made and executed at Dallas, Texas, by THE NEIMAN MARCUS GROUP, INC., a Delaware corporation, is being established to provide for the payment of severance benefits to certain of its eligible employees.

Section 1.               Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a)           “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Board” means the board of directors of the Company.

(c)           “Bonus” means the amount payable to Employee under the Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.

(d)           “Cause” means

(1)           the willful and continued failure by Employee to substantially perform duties consistent with Employee’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Employee, and Employee has failed to resume substantial performance of Employee’s duties on a continuous basis within 14 days of receiving such demand;

(2)           the willful engaging by Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(3)           Employee’s commission of a felony, commission of a misdemeanor involving assets of the Company, or violation of the Company merchandise discount policy.

For purposes of this definition, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(e)           “Change of Control” means, and shall be deemed to have occurred:

(1)           upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation that would result in the stockholders of the Company immediately prior thereto owning voting securities immediately thereafter (either by the securities such stockholders owned immediately prior thereto remaining outstanding or by the securities such stockholders owned immediately prior thereto being converted into voting securities of the surviving entity) representing more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity, as the case may be, outstanding immediately after such merger or consolidation;

(2)           if any person or group (as used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company’s Class B Common Stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

(3)           if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(4)           upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

(f)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means the committee designated pursuant to Section 7 to administer this Plan.

(i)            “Company” means The Neiman Marcus Group, Inc., a Delaware corporation and, after a Change of Control, any successor or successors thereto.

(j)            “Eligible Employee” means an Employee whose employment with Employee’s Employer is involuntarily terminated by the Employer for any reason other than Cause (i) in connection with or in anticipation of a Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an “Anticipatory Termination”), but only if an anticipated Change of Control actually occurs during the period in which this Plan is effective (in which case the Employee’s date of termination shall be deemed to have occurred immediately following the Change of Control) or (ii) during the two-year period beginning on the effective date of a Change of Control; provided, however, that:

(1)           the term “Eligible Employee” shall not include:

(i)            any Employee who is eligible to receive severance or similar type payments under the provisions of any other severance pay plan of, or any agreement (including but not limited to any employment or severance agreement) with, an Employer or an Affiliate,

(ii)           a temporary Employee, including a project Employee, of an Employer or any other Employee who is not a regular, part-time or full-time Employee (as determined by the Employer in accordance with employment policies and practices established by such Employer),

(iii)          any Employee who is not, as of the date immediately prior to his or her termination of employment, being paid on the Employer’s U.S.A. payroll,

(iv)          any individual performing services for an Employer who is treated by such Employer as an independent contractor, or

(v)           an Employee who is a member of a collective bargaining unit with which an Employer negotiates and with respect to whom no coverage under this Plan has been provided by a collective bargaining agreement; and

(2)           the employment of an Employee shall not be considered to have been “involuntarily terminated” in any of the following circumstances:

(i)            an Employee whose employment with an Employer is terminated by reason of a transfer to the employ of another Employer or an Affiliate,

(ii)           an Employee whose employment with an Employer is terminated by reason of a transfer to the employ of another entity into which the Employer is merged or otherwise consolidated; provided such entity adopts this Plan,

(iii)          an Employee whose employment is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which the Employee is qualified,

(iv)          an Employee whose employment with an Employer is terminated in connection with the sale of stock or the sale or lease by such Employer of all or part of its assets if (i) such Employer determines in its sole discretion that either (A) in connection with such sale or lease such Employee was offered employment for a comparable position at a comparable salary, annual bonus opportunity and employee benefits with the purchaser or lessee, as the case may be, of the Employer’s stock or assets or (B) such Employee voluntarily elected not to participate in the selection process for such employment and (ii) the purchaser or lessee adopts this Plan,

(v)           an Employee who resigns from employment with an Employer for any reason, or

(vi)          an Employee whose employment is terminated due to death or Total Disability.

(k)           “Employee” means an employee of an Employer who holds one of the position classifications specified in Schedule A annexed hereto at the time of a Change of Control or an equivalent position as determined by the Committee, who is not eligible to receive benefits pursuant to The Neiman Marcus Group, Inc. Executive Change of Control Severance Plan and who is not performing services for an Employer as a leased worker or an independent contractor.

(l)            “Employer” means the Company and any other Affiliate of the Company which adopts this Plan with the consent of the Board.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           “Plan” means THE NEIMAN MARCUS GROUP, INC. GENERAL CHANGE OF CONTROL SEVERANCE PLAN as in effect from time to time.

(o)           “Plan Year” means the calendar year.

(p)           “Release” means a release to be signed by an Eligible Employee in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and Affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Plan (which Release is not revoked by the Eligible Executive).

(q)           “Total Disability” means that, in the Company’s reasonable judgment, either (1) Employee has been unable to perform Employee’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during 12 consecutive calendar months, or (2) Employee has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.

(r)            “Weekly Base Compensation” means the greater of (A) the annual base compensation or salary being paid by an Employer to the Employee in effect immediately prior to the date of the Change of Control and (B) the annual base compensation or salary being paid by an Employer to the Employee in effect immediately prior to the effective date of the Employee’s termination, in each case, determined prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration, multiplied by a fraction, the numerator of which shall equal 1 and the denominator of which shall equal 52.

(s)           “Years of Service” means the number of whole years of continuous service commencing on an Eligible Employee’s initial date of employment as an Eligible Employee or, if later, his or her date of reemployment as an Eligible Employee with an Employer or an Affiliate and ending on the date such Eligible Employee’s employment as an Eligible Employee with an Employer terminates entitling such Eligible Employee to severance pay benefits hereunder; provided, however, that service prior to an Employee’s reemployment with an Employer or an Affiliate shall not be included in computing Years of Service if (i) ten or more years elapsed from the date of the Employee’s prior termination of employment with an Employer or an Affiliate and the Employee’s date of reemployment as an Eligible Employee with an Employer or an Affiliate, or (ii) the Employee was provided severance pay or other severance benefits by an Employer or Affiliate at the time of such earlier termination of employment under this Plan or any other severance pay plan, program, arrangement, policy or practice of an Employer or an Affiliate.  In determining the number of an Employee’s Years of Service, an Employee’s period of service consisting of a partial year shall be rounded up or down to the nearest whole year.  Transfers of employment between and among Employers and Affiliates shall not be considered an interruption or termination of continuous service for purposes of determining an Eligible Employee’s Years of Service.

Section 2.               Severance Benefits.  Each Eligible Employee who executes a Release at the time and in the manner prescribed by the Company (and who does not revoke such Release) and who agrees to be subject to the restrictive covenants set forth on Exhibit A shall be entitled to the following:

(a)           Severance Pay.  Such an Eligible Employee shall be entitled to receive severance pay from his or her Employer in a lump sum amount equal to the sum of (i) the amount of the Eligible Employee’s Weekly Base Compensation multiplied by a minimum number of weeks based on such Eligible Employee’s completion of two or less Years of Service (the “Minimum Weeks of Severance”) and (ii) an additional number of weeks of Weekly Base Compensation (the “Additional Weeks of Severance”) multiplied by each Year of Service above the initial two Years of Service referenced in the preceding clause (i), subject to a specified a maximum number of weeks of severance (the “Maximum Weeks of Severance”).  The Minimum Weeks of Severance, Additional Weeks of Severance and Maximum Weeks of Severance shall be based on the Eligible Employee’s position classification, as specified in Schedule A annexed hereto.  For purposes of clarification and by way of example only, if a Company Vice President was an Eligible Employee with ten Years of Service and entitled to 16 Minimum Weeks of Severance, four Additional Weeks of Severance and 52 Maximum Weeks of Severance, the such Eligible Employee would be entitled to 48 weeks of severance (16 weeks, plus four weeks multiplied by eight Years of Service (32 weeks)).  In the event that an Eligible Employee has previously received severance or retention pay from an Employer or an Affiliate, the amount of which was calculated pursuant to a formula based upon the Employee’s prior period of employment, and all or part of such prior period of employment is also taken into account in determining such Employee’s Years of Service hereunder (such common period of employment to be referred to herein as the “Overlap Years”), then the portion of the amount of the cash severance benefit such Employee shall be eligible to receive pursuant to this Plan in accordance with the preceding provisions of this Section 2 that is attributable to the Overlap Years shall be offset (but not below zero) by an amount equal to the amount of such prior payment that was attributable to the Overlap Years.  In the event of an Anticipatory Termination, such Eligible Employee shall also be entitled to receive an amount equal to Employee’s Weekly Base Compensation from the date of Employee’s termination through the date immediately following the Change of Control and any Bonus for the previously completed fiscal year, if not previously paid due to Employee’s earlier termination of employment.

(b)           Medical and Dental Insurance Benefit Continuation.  For the number of weeks with respect to which such Eligible Employee receives severance which follow such Eligible Employee’s termination of employment (the “Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: medical and dental insurance coverages at the same benefit level as provided to the Eligible Employee immediately prior to the Change of Control, for which the Company will (A) reimburse the Eligible Employee during the Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Employee during the Welfare Continuation Period, for the excess of (x) the total amount of the COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits over (y) the premiums that would otherwise have been payable by the Eligible Employee for such coverage as an active employee of the Company (by reducing such premium obligations by such excess) and (B) provide such coverage for any remaining portion of the Welfare Continuation Period at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company (provided, however, that if, during the Welfare Continuation Period, the Eligible Employee becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Employee becomes enrolled).

(c)           Accrued Benefits.  Such Eligible Employee shall be entitled to receive any unpaid Weekly Base Compensation through the date of such Eligible Employee’s termination, any Bonus earned but unpaid as of the date of such Eligible Employee’s termination for any previously completed fiscal year of the Company, and all compensation previously deferred by such Eligible Employee but not yet paid as well as the Company’s matching contribution with respect to such deferred compensation with respect to the year in which such termination of employment occurs and all accrued interest thereon.  In addition, such Eligible Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination.  Such Eligible Employee shall also receive such other benefits, if any, to which such Eligible Employee may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 11.

(d)           Outplacement.  Such an Eligible Employee shall be provided professional outplacement services by qualified consultants selected by the Company at the Employer’s cost, at a benefit level based on the Eligible Employee’s position classification as specified in Schedule A annexed hereto (but for no longer than the date the Eligible Employee first obtains full-time employment after the date of termination of employment).

(e)           Discount.  At all times from and following such Eligible Employee’s termination of employment during which the Employee also meets the age and service requirements for retirement eligibility pursuant to the Employer’s applicable programs and policies, the Company shall provide to the Eligible Employee and the Eligible Employee’s spouse and dependents (each as defined under the Company’s applicable policies) all merchandise discounts available to the Company’s employees immediately prior to the Change of Control.

(f)            Equity Incentive Awards.  Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by such Eligible Employee, if not previously accelerated or waived pursuant to Section 3, shall be automatically accelerated or waived effective as of the effective date of Employee’s termination of employment.

(g)           Restrictive Covenants.  In consideration of the provision of the foregoing benefits provided in this Section 2 and as otherwise set forth in the Plan, Employee hereby agrees to be bound by the restrictive covenants set forth in Exhibit A attached hereto.

Section 3.               Treatment of Equity Incentive Awards.  Upon the occurrence of a Change of Control during the period in which this Plan is effective, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by the Eligible Employee shall be automatically accelerated or waived effective as of the date of the Change of Control; provided, however, that in the event any such outstanding equity incentive award is replaced as of the occurrence of the Change of Control by comparable types of awards of greater or at least substantially equivalent value, as determined in the sole discretion of the administrator of the equity incentive award plan under which the outstanding award was granted, no such automatic acceleration or waiver shall occur, except to the extent the administrator of the applicable equity incentive award plan, in its sole discretion, provides for such acceleration or waiver, or unless such acceleration or waiver is expressly provided for in connection with such replacement or under the terms of the applicable award agreement.

Section 4.               Form and Time of Payment.  The cash severance pay benefits payable to an Eligible Employee by his or her Employer under Section 2 shall be paid to such Eligible Employee in a single lump sum less applicable withholdings, except as provided pursuant to Section 5, within the later of (i) 15 business days after the Eligible Employee’s date of termination or (ii) the expiration of the revocation period, if applicable, under the Release.

Section 5.               Tax Withholding and Deferral.  Each Employer shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Eligible Employee.  Notwithstanding any other provision of this Plan or certain compensation and benefit plans of the Employer, any payments or benefits due under this Plan or such Employer compensation and benefit plans upon or in connection with a termination of Employee’s employment shall be deferred and paid no earlier than six months following such termination of Employee’s employment, if, and only to the extent, required to comply with Section 409A of the Code.

Section 6.               Limitation of Certain Payments.

(a)           In the event the Employer determines, based upon the advice of the independent public accountants for the Employer, that part or all of the consideration, compensation or benefits to be paid to Employee under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Employee’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount (the “Reduced Amount”).

(b)           If the determination made pursuant to clause (a) of this Section 6 results in a reduction of the payments that would otherwise be paid to Employee except for the application of clause (a) of this Section 6, Employee may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Employer in writing of his election within ten days of the determination of the reduction in payments.  If no such election is made by Employee within such ten-day period, the Employer may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Employee promptly of such election.  Within ten days following such determination and the elections hereunder, the Employer shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee under this Plan and shall promptly pay to or distribute to or for the benefit of Employee in the future such amounts as become due to Employee pursuant to this Plan.

(c)           As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 6 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 6 should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Employee to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Section 7.               Plan Administration.  This Plan shall be administered by the Compensation Committee of the Board.  The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan.  The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan.  Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or redetermine such action.  The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts.  The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan.  All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 8.               Claims Procedure.  If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee.  Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial.  Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent Plan provisions upon which such decision is based.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 9.               Plan Amendment and Termination.  The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce the amount of severance pay payable under this Plan to a former Employee whose employment with an Employer terminated prior to the date of such amendment or termination, or defer the date for the payment of such former Employee’s benefit hereunder except as provided pursuant to Section 5, without the consent of such former Employee.  Any provision of this Plan to the contrary notwithstanding, any action to amend or terminate this Plan on or after the date on which a Change of Control occurs shall not be effective prior to the end of the two-year period beginning on the effective date of the Change of Control.

Section 10.             Nature of Plan and Rights.  This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee.  Any payment which becomes due under this Plan to an Eligible Employee shall be made by his or her Employer out of its general assets, and the right of any Eligible Employee to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 11.             Entire Agreement; Offset; Modification.

(a)           This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a termination of employment of an Employee in connection with or following a Change of Control (the “Prior Agreements”).  In all other respects, any Prior Agreement shall remain in full force and effect, including with respect to any amounts payable or benefits to be provided prior to and otherwise not in connection with a Change of Control; provided, that in no event shall payments or benefits provided pursuant to any Prior Agreement or any other severance agreement or policy entitle Employee to a duplication of payments and benefits pursuant to this Plan and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to Employee under any Prior Agreement.

(b)           Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Employee’s compensation or other benefits or terminate Employee’s employment, with or without Cause.  Any rights that Employee shall have in that regard shall be as set forth in any applicable employment agreement between Employee and the Company.

Section 12.             Spendthrift Provision.  No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 13.             Applicable Law.  This Plan shall be governed and construed in accordance with applicable federal law.

Section 14.             Effectiveness.  This Plan shall be effective as of the date of adoption by the Board and shall remain in effect until terminated pursuant to Section 9 of this Plan.

IN WITNESS WHEREOF, this Plan has been executed this 1st day of April, 2005, to be effective as of April 1, 2005.

THE NEIMAN MARCUS GROUP, IN.C

By:	/s/ Nelson a. Bangs
Nelson A. Bangs
Senior Vice President & General Counsel

SCHEDULE A

Position Classification	“Minimum Weeks of Severance” (for under 2 Years of Service)	“Additional Weeks of Severance” (for each year over 2 Years of Service)	“Maximum Weeks of Severance”	Outplacement Benefit Level
* Div. SVP (Benefit Levels 57, 47, 45); * NMG Officer (Benefit Levels 56, 53)	16	4	52	Executive
Div. VP (Benefit Levels 54, 56, 44, 46)	12	3	52	Executive
NMG or Div. Director (Benefit Levels 53, 43)	10	3	36	Executive
All Other Exempt (Benefit Levels 52, 42, 51)	8	2	26	2-Day Workshop
Hourly (Benefit Levels 50, 40)	6	2	26	2-Day Workshop

* The division and subsidiary Senior Vice Presidents and Officers of the Company that are eligible to receive benefits under this Plan are those individuals who are not otherwise entitled to receive benefits under The Neiman Marcus Group, Inc. Executive Change of Control Severance Plan.

Exhibit A

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

I.              Employee acknowledges and agrees that (a) the Company is engaged in a highly competitive business; (b) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information (as defined in Section V below); (c) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the specialty retail business, Employee’s participation in or direction of the Company’s day-to-day operations and strategic planning are and will be an integral part of the Company’s continued success and goodwill; (e) given Employee’s position and responsibilities, Employee necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out Employee’s responsibilities Employee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; (f) Employee will have access to Confidential Information that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; and (g) Employee necessarily would use or disclose Confidential Information if Employee were to engage in competition with the Company.  The Company acknowledges and agrees that Employee must have and continue to have throughout Employee’s employment the benefits and use of its goodwill and Confidential Information in order to properly carry out Employee’s responsibilities.  The Company accordingly promises upon execution and delivery of the Plan to provide Employee immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.  The Company and Employee thus acknowledge and agree that upon execution and delivery of the Plan Employee (x) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to the Company, (y) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to the Company, and (z) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.  Accordingly, Employee acknowledges and agrees that at all times during Employee’s employment by the Company and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of the Company;

(ii)           Employee will protect and safeguard all Confidential Information;

(iii)          Employee will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of the Company to the extent necessary for the proper performance of Employee’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(iv)          if Employee believes Employee is compelled by law or valid legal process to disclose or divulge any Confidential Information, Employee will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v)           at the end of Employee’s employment with the Company for any reason or at the request of the Company at any time, Employee will return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium (including electronic); and

(vi)          absent the promises and representations of Employee in this Section I and in Section II below, the Company would require him immediately to return any tangible Confidential Information in Employee’s possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into the Plan.

II.            In consideration of the Company’s promises to provide Employee with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of the Plan, and the other promises and undertakings of the Company in the Plan, Employee agrees that, while Employee is employed by the Company and for a period of 12 months following the end of that employment for any reason, Employee shall not engage in any of the following activities (the “Restricted Activities”):

(a)           Employee will not directly or indirectly disparage the Company or its Affiliates, any products, services, or operations of the Company or its Affiliates, or any of the former, current, or future officers, directors, or employees of the Company or its Affiliates;

(b)           Employee will not, whether on Employee’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company or its Affiliates to leave that employment or cease performing those services; and

(c)           Employee will not, whether on Employee’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its Affiliates to cease being a customer, supplier, or vendor of the Company or any of its Affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its Affiliates.

Employee acknowledges and agrees that the restrictions contained in this Section II are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Section II; that the Company’s promises and undertakings set forth in Section II, and Employee’s position and responsibilities with the Company, give rise to the Company’s interest in restricting Employee’s post-employment activities; that such

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restrictions are designed to enforce Employee’s promises and undertakings set forth in this Section II and Employee’s common-law obligations and duties owed to the Company; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; that Employee will immediately notify the Company in writing should Employee believe or be advised that the restrictions are not valid or enforceable under Texas law or the law of any other state that Employee contends or is advised is applicable; that the mutual promises and undertakings of the Company and Employee under Section I and Section II are not contingent on the duration of Employee’s employment with the Company; and that absent the promises and representations made by Employee in Section I and Section II, the Company would require him to return any Confidential Information in Employee’s possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into the Plan.

III.           Employee acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Section I or Section II were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Employee agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Employee breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of Section I or Section II by Employee, but shall be in addition to all other remedies available to the Company at law or equity.  Employee acknowledges and agrees that the Company shall be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, in the event Employee breaches the provisions of Section I or Section II.  Employee acknowledges and agrees that no breach by the Company of this Plan or failure to enforce or insist on its rights under this Plan shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

IV.           If the provisions of Section I or Section II are ever deemed by a court to exceed the limitations permitted by applicable law, Employee and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

V.            Definitions:

“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plan; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of Section I or Section II above or other unauthorized disclosure by Employee.

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